UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 16, 2023

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)            On November 16, 2023, Chimerix, Inc. (the “Company”) announced the appointment of Thomas J. Riga to the positions of Chief Operating Officer and Chief Commercial Officer of the Company, effective November 16, 2023.

Mr. Riga, age 47, has over 25 years of pharmaceutical leadership experience. He most recently served as President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. (“Spectrum”) since December 2021, and previously as Chief Operating Officer from December 2017 to December 2021, as Executive Vice President from May 2017 to December 2021 and as Chief Commercial Officer from August 2014 to December 2021. From August 2014 to June 2017, he served as Spectrum’s Senior Vice President and from July 2013 to August 2014, he served as Spectrum’s Vice President, Corporate Accounts. Prior to Spectrum, Mr. Riga held various management roles at Wyeth Pharmaceuticals, Eli Lilly and Company, Amgen Inc. and Dendreon Pharmaceuticals LLC. Mr. Riga earned a bachelor’s degree in biology and chemistry from the St. Lawrence University and is a certified accredited public company director by the University of California, Los Angeles’s Anderson School of Business.

In connection with his appointment, Mr. Riga entered into an offer letter (the “Offer Letter”) with the Company dated October 2, 2023. Pursuant to the Offer Letter, Mr. Ripa will be entitled to receive a base salary of $480,000 per year and a discretionary annual performance-based cash bonus, with a target bonus equal to 40% of his base salary. In addition, Mr. Riga has been granted a stock option to purchase up to 800,000 shares of the Company’s common stock (the “Option”), 25% of which will vest on the first anniversary of the date of grant (which is the date of Mr. Riga’s commencement of employment with the Company), and the remainder of which will vest in equal monthly installments thereafter over three years, subject to Mr. Riga’s continued service. The Option has an exercise price equal to the closing price of the Company’s common stock on the date of grant.

Furthermore, as Chief Operating Officer and Chief Commercial Officer, Mr. Riga will be entitled to the following severance benefits under the Company’s Officer Severance Benefit Plan:

•	upon a covered termination that does not occur within thirty days prior to or thirteen months following a change of control transaction, Mr. Riga will be entitled to (i) payments equal to 12 months of base salary, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Mr. Riga had completed service for an additional 12 months, and (iii) payment of COBRA benefits for a period of 12 months; and

•	upon a covered termination that occurs within the thirty days prior to or thirteen months following a change of control transaction, Mr. Riga will be entitled to (i) payments equal to 12 months of base salary, (ii) payment of COBRA benefits for a period of 12 months, (iii) a lump sum payment equal to his target bonus for the year of termination, and (iv) 100% vesting of all outstanding stock options and other stock awards.

Mr. Riga has entered into the Company’s standard form of indemnification agreement for executive officers and directors.

A copy of the Company’s press release announcing the appointment of Mr. Riga and a copy of the Offer Letter are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc., dated November 16, 2023.
99.2	Employment Offer Letter to Thomas J. Riga, dated October 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: November 16, 2023
	By:	/s/ Michael T. Andriole
Michael T. Andriole
President and Chief Executive Officer